ATLAS MINING COMPANY ANNOUNCES INTENTION TO CORRECT ACCOUNTING FOR 2004 HALLOYSITE CLAY SALE AND CANCELLATION OF ITS INVESTOR UPDATE CONFERENCE CALL SCHEDULED FOR TODAY AT 4:00 PM EASTERN TIME

October 9, 2007, Kellogg Idaho.  Atlas Mining Company (OTC:BB ALMI), today announced that the company will restate the Company's audited consolidated financial statements and other financial information at and for the fiscal years ended December 31, 2004, 2005, and 2006 and its unaudited consolidated financial statements and other financial information at and for the fiscal quarters ended March 31, June 30, and September 30, for the years 2005, 2006, and 2007, to correct the Company’s accounting for cash received in 2004 as a deposit for future deliveries of halloysite clay from the Company’s Dragon Mine in Juab County, Utah.  The correction follows a meeting between members of the Company’s newly appointed senior management and a company with which Atlas’ former management has had a prior business relationship.  At that meeting, current management was informed that the Company had been paid $125,000 in December 2004, and $125,000 paid in June 2005 as a deposit for future deliveries of halloysite clay.

Following a review of this transaction and confirmation of the receipt of such funds, the Company has determined that the Company recorded the funds received as revenues.  Because the Company has not delivered the clay, the Company believes such amounts should have been classified as unearned revenues and reported as liability on the Company’s balance sheet.  The Company has therefore determined to account for the transaction as a deposit of funds, thus reducing previously recorded revenues and increasing long-term liabilities.

The Company estimates that as a result, its net loss as originally filed at $946,274 will be increased by approximately $250,000, totaling $1,196,274, for the fourth quarter and year ended December 31, 2004.  In addition, long-term liabilities will be increased by approximately $125,000 for the year ended December 31, 2004 and quarter ended March 31, 2005, and $250,000 for the years 2005 and 2006, and for the quarters ended June 30, and September 30, 2005 and 2006, and for the quarters ended March 31, and June 30, 2007.  The affect on long-term liabilities of such restatement will be as follows:

	Long-Term Liabilities	Long-Term Liabilities
Period Ended	As Originally Stated	As Amended (Estimated)

Year ended Dec. 31, 2004	$30,055	$280,055
Quarter ended Mar. 31, 2005	29,881	279,881
Quarter ended June 30, 2005	29,068	279,068
Quarter ended Sept. 30, 2005	29,068	279,068
Year ended Dec. 31, 2005	37,188	287,188
Quarter ended Mar. 31, 2006	23,688	273,688
Quarter ended June 30, 2006	172,632	422,632
Quarter ended Sept. 30, 2006	159,496	409,496
Year ended Dec. 31, 2006	216,721	466,721
Quarter ended Mar. 31, 2007	321,237	571,237
Quarter ended June 30, 2007	344,741	594,741

In the course of its review of this transaction, the Company has identified additional potential areas of accounting uncertainty that it is currently investigating.  The Company cannot currently say whether the additional items will result in further corrections to the Company’s financial statements.

At this time it does not appear that there are any irregularities with respect to revenue earned or recognized from the Company’s contract mining services division, which is currently generating approximately $2.0 million in gross revenues per quarter.

As a result of these issues, the Company is cancelling today’s investor update conference call. On the call, the Company’s newly appointed management intended to discuss the status of the Dragon Mine and provide an update on their activities and discoveries since joining the Company in July and August, 2007.  Specifically, on the call, management planned to inform investors that in their opinion, a current lack of a comprehensive, independent, third-party resource evaluation and estimation, insufficient mine planning, and inadequate processing facilities at the Dragon Mine are significant ongoing factors in the Company’s inability to enter into definitive contracts for the supply of halloysite clay from the Dragon Mine.  Accordingly, no short or long term contracts for halloysite clay from the Dragon mine are pending or imminent in the near future.  New management further intended to inform investors that the Company has suspended mining activities at the site pending an independent, third-party geologic review and detailed evaluation of the nature and extent of the Dragon Mine halloysite deposit, and note that the Company is presently in discussions with potential contractors to begin this process in the near future.

Management also intended to update investors with respect to the Company’s efforts to grow its contract mining services business and ongoing efforts to improve the Company’s corporate governance and internal controls and procedures.  The Company will provide additional detail with regard to those items at a later time.

About Atlas Mining Company: Atlas Mining Company is a diversified natural resource company with a focus on the development of the Dragon Mine halloysite clay deposit in Juab County, Utah.  Atlas also operates the Atlas Fausett Contracting Division, an underground mining and drilling contracting business.  Atlas stock trades on the OTC Bulletin Board under the symbol “ALMI.” More information about Atlas Mining Company can be found at http://www.atlasmining.com.

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.    These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information.  Risks and uncertainties that could cause actual results to differ materially include, without limitation, consumer interest in the Company’s products, feasibility of the Company's resources, general economic conditions, consumer trends, industry trends, costs and availability of raw materials and equipment , competition, the effect of government regulations, and other risks.  Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions.  The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

Contact:  John S. Gaensbauer
E.V.P., Corporate Development & Strategy
Atlas Mining Company
208.783.0861